Exhibit 99.1

CONTACT:	Thomas M. Friel, (800) 544-2411 or (702) 495-4210
Executive Vice President, Chief Accounting Officer and Treasurer

Lori B. Nelson, (800) 544-2411 or (702) 495-4248
Director of Corporate Communications

Station Casinos Voluntarily Files Chapter 11 Petitions to Restructure Its Debt; Filing Will Not Affect Casino Operations, Guests, or Employees

None of the Company’s Casino-Operating Subsidiaries Included in the Filing

LAS VEGAS — July 28, 2009 — Station Casinos, Inc. (the “Company”) announced today that it and certain of its non-casino subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code in Reno, Nevada.

Pursuant to an agreement with the Company’s senior secured lenders, none of the Company’s casino operating subsidiaries or affiliates were included in the Chapter 11 filings and the Company will continue normal operations at all of its properties under the direction of its existing management team. In addition to cash generated from its operating subsidiaries and affiliates, the Company has in place an agreement with its senior secured lenders that, subject to court approval,  permits it to borrow, as needed, up to $150 million of cash from one of its non-operating subsidiaries.

“Station Casinos is a great company and our 18 casinos and resorts continue to generate positive cash flow, but the global recession has severely impacted our company, just as it has every other company in the gaming industry.  The restructuring of our debt will provide us with the financial flexibility necessary to meet the challenges of the current economic environment.  Equally important, it will provide the resources necessary for us to continue to invest in our properties, take advantage of opportunities as they arise and ultimately enable us to emerge as a stronger company,” said Frank J. Fertitta III, Chairman and Chief Executive Officer of Station Casinos.

“All of our casinos will continue to operate as usual and we will continue to provide our guests with the same great value and entertainment choices they have always enjoyed at our properties,” said Kevin Kelley, Chief Operating Officer of Station Casinos. “From our loose slots, to honoring points earned in our Boarding Pass program, to our great promotions and contests—like our upcoming Great Giveaway Football Contest, it’s business as usual at Station Casinos,” Kelley said.

“Just as importantly, our Team Members will see no difference in their jobs.  We greatly value our Team Members and will do everything we can during these difficult economic times to reward them for their excellent performance,” Kelley said. “It’s no accident that Station was recognized by FORTUNE Magazine as one of the ‘100 Best Companies to Work For’ in 2005, 2006, 2007 and 2008.  We are committed to our Team Members, just as they are committed to us and to meeting the needs of our guests.”

The filing companies have posted details on its website www.stationcasinos.com, click on the “corporate” link for parties interested in more information.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Wildfire Boulder, Gold Rush Casino and Lake Mead Casino in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Aliante Station Casino and Hotel, Barley’s Casino & Brewing Company, The Greens and Wildfire Lanes in Henderson, Nevada and a 6.7% interest in the joint venture that owns the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.  Such risks and uncertainties include, but are not limited to, failure to obtain necessary bankruptcy court or gaming authority approvals, failure to obtain or loss of continued support of a plan by the Company’s stakeholders, delays in the confirmation or effective date of a plan due to factors beyond the Company’s control, failure to consummate a restructuring plan, failure to execute a restructuring plan, competition and other economic factors; and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2008.  All forward-looking statements are based on the Company’s current expectations and projections about future events.  All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.